UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  09/06/2005

CDI Corp.
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  001-05519

Pennsylvania	23-2394430
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

1717 Arch Street, 35th Floor
Philadelphia, PA 19103-2768
(Address of Principal Executive Offices, Including Zip Code)

(215) 569-2200
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 1.01.    Entry into a Material Definitive Agreement

On September 6, 2005, CDI Corporation and Mark A. Kerschner entered into an employment agreement pursuant to which Mr. Kerschner will serve as Executive Vice President of CDI. It is anticipated that he will be elected as the Chief Financial Officer of CDI following the filing of the company's Form 10-Q for the third quarter of 2005. Mr. Kerschner's employment with the company began on September 6, 2005.

Mr. Kerschner's compensation consists of the following:

Base Salary - He will be paid a salary at the rate of $310,000 per year.

Cash Bonus - Contingent upon CDI's financial performance, Mr. Kerschner will be eligible to receive a target bonus for 2005 equal to 50% of his base salary, pro rated from the date his employment started, with a minimum bonus payment of $30,000 provided he remains employed by CDI through December 31, 2005.

Stock Appreciation Rights - Upon the start of his employment, Mr. Kerschner was awarded 10,000 Stock-Settled Stock Appreciation Rights (SARs). These SARs entitle him to receive, upon exercise of the SARs, the increase in the market value of the specified number of shares of CDI common stock from the date of grant of the SARs to the date of exercise, payable in shares of CDI common stock (after deductions are made to satisfy withholding and payroll tax obligations). The SARs vest 20% per year on the first five anniversaries of the date of grant. The SARs have a seven-year term, though they generally terminate earlier if Mr. Kerschner's employment with the company ends.

Time-vested Deferred Stock - Upon the start of his employment, Mr. Kerschner was awarded 2,500 shares of time-vested Deferred Stock. Also, for each share of CDI common stock which he purchases (up to 20,000 shares) within a specified 15-day period following the start of his employment, Mr. Kerschner will be granted an additional 0.4 shares of time-vested Deferred Stock. The time-vested Deferred Stock entitles Mr. Kerschner to receive the specified number of shares of CDI common stock upon vesting. The shares of time-vested Deferred Stock vest 20% per year on the first five anniversaries of the date of grant. Deferred Stock will generally terminate prior to vesting if Mr. Kerschner's employment with the company ends. With regard to the additional shares of time-vested Deferred Stock which Mr. Kerschner may receive based on his purchases of up to 20,000 shares of CDI common stock, if he sells or transfers any of those underlying shares of CDI common stock during the five-year vesting period, then the remaining unvested shares of Deferred Stock will be forfeited.

Performance-contingent Deferred Stock - Upon the start of his employment, Mr. Kerschner was awarded 5,000 shares of performance-contingent Deferred Stock. The performance-contingent Deferred Stock entitles him to receive all or a portion of the specified number of shares of CDI common stock based on CDI's achievement of established levels of EVA (Economic Value Added) growth in 2005 (provided that there must be positive EVA for the year in order to receive any shares). EVA is equal to the company's net operating profit after taxes in excess of the cost of capital of the net assets employed in the company's business.

In addition to the above compensation terms, Mr. Kerschner's employment agreement contains covenants restricting him from competing with CDI or soliciting its customers and employees following the expiration or termination of his employment.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

CDI Corp.

Date: September 12, 2005.	By:	/s/ JOSEPH R. SEIDERS
JOSEPH R. SEIDERS
Senior Vice President & General Counsel